Exhibit 10.1

AMENDMENT NO. 2 REGARDING CREDIT AGREEMENT

This AMENDMENT NO. 2 REGARDING CREDIT AGREEMENT (this “Agreement”) dated as of October 26, 2011, is by and among ONCURE MEDICAL CORP, a Delaware corporation and its direct and indirect Subsidiaries identified on the signature page hereto (individually and collectively, “Borrower”),  the financial institutions from time to time parties to the Credit Agreement (as defined below) (each as a “Lender” and collectively as the “Lenders”), GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as Administrative Agent and Collateral Agent (in such capacity, “Administrative Agent”), and ONCURE HOLDINGS, INC., a Delaware corporation (“Holdings”).

RECITALS:

WHEREAS, Borrower, Administrative Agent and the Lenders are parties to a Credit Agreement dated as of May 13, 2010 (as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”), pursuant to which the Lenders have agreed to make loans and other extensions of credit to Borrower in accordance with the terms thereof;

WHEREAS, Borrower wishes, and the Lenders are willing, to amend the Credit Agreement to remove the quarterly Consolidated Fixed Charge Coverage Ratio compliance test after certain conditions are satisfied, subject to the terms and conditions of this Agreement;

WHEREAS, this Agreement shall constitute a Loan Document, these Recitals shall be construed as part of this Agreement and capitalized terms used but not otherwise defined in this Agreement shall have the meanings described to them in the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements, promises and covenants set forth below, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1                Amendments.

(a)           Defined Terms.

(i)            The definition of “Consolidated Fixed Charges” set forth in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and restated to read as follows:

““Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, determined on a Consolidated basis, of (a) the Consolidated Cash Interest Expense of such Person and its Subsidiaries for such period, (b) the total liability for United States federal income taxes and other taxes measured by net income actually payable by such Person in respect of such period (c) the principal amount of scheduled payments with respect to all Consolidated Total Debt (including

Capitalized Lease Obligations) of such Person and its Subsidiaries that are due during such period, (d) all cash dividends paid by such Person and its Subsidiaries on Stock in respect of such period to Persons other than such Person and its Subsidiaries, (e) increases (or less the decreases) during such period in deferred tax assets, (f) decreases (or less the increases) during such period in deferred tax liabilities, and (g) for calculations made from and after the Incurrence Test Trigger Date only, any portion of Genstar Fees (other than any Advisory Fee (as such term is defined in the Genstar Advisory Services Agreement) paid during such period (but excluding any such Genstar Fees paid prior to the Incurrence Test Trigger Date).”

(ii)           New defined terms “Accommodated Funding”, “Accommodation Period”, “Fixed Charge Recalculation”, and “Incurrence Test Trigger Date” are hereby inserted into Section 1.1 of the Credit Agreement in alphabetical order to read as follows:

““Accommodated Funding” means a Loan or L/C Obligation that was funded or incurred, as applicable, based on a Fixed Charge Recalculation.”

““Accommodation Period” means a period that (a) commences on the date that both (i) a Fixed Charge Recalculation has occurred and (ii) Genstar has acknowledged in writing that Genstar Fees cannot be paid or received after such date and until the end of such Accommodation Period and (b) ends on the last day of a month that is on or after the twelve-month anniversary of the most recent Accommodated Funding, but only if, as of such date, the Borrower can demonstrate to Administrative Agent’s reasonable satisfaction that the Consolidated Fixed Charge Coverage Ratio for a trailing twelve-month period ending on such date, and calculated in accordance with the definition thereof as if all Genstar Fees that were not permitted to be paid during the existence of such Accommodation Period had, in fact, been paid during such period, is at least 1.0 to 1.0.”

““Fixed Charge Recalculation” means, as of any date, a recalculation of the Consolidated Fixed Charge Coverage Ratio (recomputed for the last month for which financial statements are available) for Holdings without including any portion of Genstar Fees paid during such period, as demonstrated by acceptable evidenced provided to Administrative Agent.”

““Incurrence Test Trigger Date” means the first day occurring after the date on which both of the following conditions have been satisfied: (i) the Borrower (or any Group Member) shall have consummated one or more Permitted Acquisitions involving one or more Proposed Acquisition Targets with combined EBITDA of at least $4,000,000, which EBITDA for each such Proposed Acquisition Target shall (x) be tested on a trailing twelve month basis ending not more than ninety (90) days prior to the date of the applicable Permitted Acquisition, and (y) have been reviewed and confirmed by a third-party accounting firm of recognized standing reasonably acceptable to Administrative Agent, all as demonstrated by evidence provided by the Borrower Representative to Administrative Agent in form and substance reasonably satisfactory to Administrative Agent and (ii) Borrower Representative shall have provided evidence to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent, that the Consolidated EBITDA of Oncure, tested on a trailing twelve month basis ending on the last day of the most recent month for which Borrower Representative has delivered Consolidated statements in accordance with Section 6.1(a), is at least $38,000,000, which Consolidated EBITDA shall be calculated to include any anticipated gains or losses attributable to new joint ventures or de novo Licensed Locations expected or proposed to open during the next twelve (12) months, including any anticipated impact such joint ventures or de novo Licensed Locations will have on the results of operations at existing Licensed Locations.”

(b)           Conditions Precedent to Each Loan and Letter of Credit.  Section 3.2(c)  of the Credit Agreement is hereby deleted in its entirety and restated to read as follows:

“(c)         Consolidated Fixed Charge Coverage Ratio.  The Borrower shall demonstrate to the Administrative Agent’s satisfaction that, after giving effect to such Loan or issuance of Letter of Credit, the Consolidated Fixed Charge Coverage Ratio (recomputed for the last month for which financial statements are available) for Holdings is at least 1.00 to 1.00; provided that, this condition precedent shall be deemed satisfied solely with respect to any requested Letter of Credit or Loan that is the subject of an L/C Request or Notice of Borrowing delivered during an Accommodation Period so long as Borrower is able to demonstrate to Administrative Agent’s reasonable satisfaction that, after giving effect to a Fixed Charge

Recalculation, the Consolidated Fixed Charge Coverage Ratio (recomputed for the last month for which financial statements are available) for Holdings is at least 1.00 to 1.00.”

(c)           Financial Covenants. Section 5.3 of the Credit Agreement is hereby deleted in its entirety and restated to read as follows:

“Minimum Consolidated Fixed Charge Coverage Ratio.  Holdings shall not have, on the last day of each Fiscal Quarter, a Consolidated Fixed Charge Coverage Ratio for the 4 Fiscal Quarter period ending on such date less than 1.0 to 1.0; provided that (i) Holdings shall be required to demonstrate compliance with this covenant only to the extent the Revolving Credit Outstandings exceed $0 on the last day of a Fiscal Quarter and (ii) Holdings shall not be required to demonstrate compliance with this covenant from and after the Incurrence Test Trigger Date, regardless of whether the Revolving Credit Outstandings exceed $0 on the last day of any Fiscal Quarter.”

(d)           Prepayments of Indebtedness.  Section 8.6(e) of the Credit Agreement is hereby deleted in its entirety and restated to read as follows:

“(e)         pay Genstar Fees pursuant to, and in accordance with, the Genstar Advisory Services Agreement and the subordination agreement entered into in connection therewith, as long as (except for indemnities and reimbursement of reasonable out-of-pocket fees and expenses) (i) the Genstar Advisory Services Agreement shall remain in full force and effect, (ii) no Event of Default is continuing and none would result therefrom, and (iii) any such payment is not made during an Accommodation Period; provided, however that if the Borrower is not permitted to pay any Genstar Fee hereunder solely because of the occurrence of any Event of Default, the Borrower shall be permitted to make such payment as soon as no Event of Default shall be continuing; and provided, further that if the Borrower is not permitted to pay Genstar Fees hereunder solely because of the existence of an Accommodation Period, then as of the end of such Accommodation Period, so long as the other provisions of this subsection (e) are satisfied, the Borrower shall be permitted to pay Genstar Fees (and shall be permitted to pay any Genstar Fees that were missed because of the existence of an Accommodation Period).”

(e)           Notice of Borrowing.  The “Notice of Borrowing” attached to the Credit Agreement as Exhibit C is hereby deleted in its entirety and placed with the “Notice of Borrowing” attached hereto as Exhibit A.

Section 2                Representations and Warranties.  To induce Administrative Agent and the Lenders to enter into this Agreement, each Borrower represents and warrants that:

(a)           No Default.  No Default or Event of Default shall have occurred and be continuing as of the date hereof;

(b)           Representations and Warranties.  As of the date hereof and, after giving effect to this Agreement and the transactions contemplated hereby, the representations and warranties of such Borrower contained in the Loan Documents are true and correct in all material respects (but in all respects if such representation and warranty is qualified by “material” or “Material Adverse Effect”) on and as of the date hereof to the same extent as though made on and as of such date except to the extent such representations and warranties specifically relate to an earlier date; and

(c)           Organizational Authority.  (i) The execution, delivery and performance by such Borrower of this Agreement are within its corporate or similar powers and have been duly authorized by all necessary corporate action, (ii) this Agreement is the legal, valid and binding obligation of such Borrower enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles and (iii) the execution, delivery and performance by such Borrower of this Agreement does not (1) violate any applicable Requirement of Law except where such violation would not, in the aggregate, have a Material Adverse Effect, (2) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material Contractual Obligation of such Borrower other than those that would not, in the aggregate, have a Material Adverse Effect and are not created or caused by, or a conflict, breach, default or termination or acceleration event under, any Loan Document, (3) result in the imposition of any Lien (other than a Permitted Lien) upon any of the Collateral, (4) contravene such Borrower’s Constituent Documents, or (5) require any Permit of, or filing with, any Governmental Authority or any consent of, or notice to, any other Person, except for those already duly obtained.

Section 3                Conditions Precedent.  The effectiveness of this Agreement is subject to the following conditions precedent:

(a)           No Default.  No Default or Event of Default under the Credit Agreement, shall have occurred and be continuing.

(b)           Warranties and Representations.  The warranties and representations of Borrower contained in the Loan Documents shall be true and correct in all material respects (but in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”) on and as of the date hereof to the same extent as though made on and as of such date except to the extent such representations and warranties specifically relate to an earlier date.

(c)           Amendment Fee.  Borrower shall have paid to Administrative Agent, for the ratable benefit of the Lenders, a non-refundable amendment fee equal to $100,000, which amendment fee is fully earned and due and payable on the date hereof.

Section 4                Reference to and Effect on Loan Documents.

(a)           Ratification.  Except as specifically amended above, the Credit Agreement and the other Loan Documents shall remain in full force and effect.  Notwithstanding anything contained herein, the terms of this Agreement are not intended to and do not effect a novation of the Credit Agreement or any other Loan Document.  Borrower and Holdings each hereby ratifies and reaffirms each of the terms and conditions of the Loan Documents to which it is a party and all of its obligations thereunder.

(b)           No Waiver.  The execution, delivery and effectiveness of this Agreement shall not operate as a waiver (except to the limited extent set forth in Section 2 hereof) of any right, power or remedy of the Lenders or Administrative Agent under the Credit Agreement or any of the other Loan Documents.

(c)           References.  Upon the effectiveness of this Agreement each reference in (a) the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” or words of similar import and (b) any other Loan Document to “the Agreement” or “the Credit Agreement” shall, in each case and except as otherwise specifically stated therein, mean and be a reference to the Credit Agreement as amended hereto.

Section 5                Releases; Indemnities.

(a)           In further consideration of the Administrative Agent’s execution of this Agreement, Borrower for itself and on behalf of its successors (including, without limitation, any trustees acting on behalf of such Borrower and any debtor-in-possession with respect to Borrower), assigns, subsidiaries and Affiliates, hereby forever releases Administrative Agent and each Lender and their respective successors, assigns, parents, subsidiaries, Affiliates, officers, employees directors, agents and attorneys (collectively, the “Releasees”) from any and all debts, claims, demands, liabilities, responsibilities, disputes, causes, damages, actions and causes of action (whether at law or in equity) and obligations of every nature whatsoever, whether liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent (collectively, “Claims”), that Borrower may have against the Releasees which arise from or relate to any actions which the Releasees may have taken or omitted to take prior to the date this Agreement was executed with respect to the Obligations, any Collateral, the Credit Agreement, any other Loan Document and any third parties liable in whole or in part for the Obligations, other than Claims arising out of such Releasee’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction.  This provision shall survive and continue in full force and effect whether or not Borrower shall satisfy all other provisions of this Agreement, the Loan Documents or the Credit Agreement including payment in full of all Obligations.

(b)           Borrower hereby agrees that its obligation to indemnify and hold the Releasees harmless as set forth herein shall include an obligation to indemnify and hold the Releasees harmless with respect to any and all liabilities, obligations, losses, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Releasees, or any of them, whether direct, indirect or consequential, as a result of or arising from or relating to any proceeding by, or on behalf of, any Person, including, without limitation, officers, directors, agents, trustees, creditors, partners or shareholders of Borrower, whether threatened or initiated, asserting any claim for legal or equitable remedy under any statute, regulation or common law principle arising from or in connection with the negotiation, preparation, execution, delivery, performance, administration and enforcement of this Agreement or any other document executed in connection herewith, other than arising out of such Releasees’ gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction.  The foregoing indemnity shall survive the payment in full of the Obligations and the termination of this Agreement, the Credit Agreement and the other Loan Documents.

Section 6                Miscellaneous.

(a)           Successors and Assigns.  This Agreement shall be binding on and shall inure to the benefit of Borrower, Holdings, Administrative Agent, the Lenders and their respective successors and assigns.  Equipment Lender shall be deemed to be a third party beneficiary with respect to the terms and provisions of Section 1 and Section 3 of this Agreement.

(b)           Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all other understandings, oral or written, with respect to the subject matter hereof.

(c)           Fees and Expenses.  In accordance with Section 11.3 of the Credit Agreement, Borrower agrees to pay all reasonable fees, costs and expenses incurred by Administrative Agent in connection with the preparation, execution and delivery of this Agreement.

(d)           Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(e)           Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(f)            Counterparts.  This Agreement may be executed in any number of separate original counterparts (or telecopied counterparts with original execution copy to follow) and by the different parties on separate counterparts, each of which shall be deemed to be an original, but all of such counterparts shall together constitute one agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or Electronic Transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

(g)           Incorporation of Credit Agreement Provisions.  The provisions contained in Section 11.13 (Governing Law), Section 11.14 (Jurisdiction) and Section 11.15 (Jury Waiver) of the Credit Agreement are incorporated herein by reference to the same extent as if reproduced herein in there entirety.

[Signatures follow]

Signature Page to Amendment No. 2 Regarding Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

ONCURE MEDICAL CORP., a Delaware corporation

FOUNTAIN VALLEY & ANAHEIM RADIATION ONCOLOGY CENTERS, INC., a California corporation

FROG ONCURE SOUTHSIDE, L.L.C., a Florida limited liability company

JAXPET, LLC, a Florida limited liability company

JAXPET/POSITECH, L.L.C.,
a Florida limited liability company

MANATEE RADIATION ONCOLOGY, INC., a Florida corporation

MICA FLO II, INC., a Delaware corporation

MISSION VIEJO RADIATION ONCOLOGY MEDICAL GROUP, INC., a California corporation

POINTE WEST ONCOLOGY, LLC,
a Delaware limited liability company

RADIATION ONCOLOGY CENTER, LLC, a California limited liability company

U.S. CANCER CARE, INC.,
a Delaware corporation

USCC ACQUISITION CORP.,
a Delaware corporation

USCC FLORIDA ACQUISITION CORP., a Delaware corporation

USCC HEALTHCARE MANAGEMENT CORP., a California corporation

	By	/s/ L. Duane Choate
L. Duane Choate As President and Chief Executive Officer of each of the above entities and in such capacity, intending by this signature to legally bind each of the above entities

Signature Page to Amendment No. 2 Regarding Credit Agreement

BORROWER:

SARASOTA RADIATION & MEDICAL ONCOLOGY CENTER, INC., a Florida corporation

VENICE ONCOLOGY CENTER, INC., a Florida corporation

ENGLEWOOD ONCOLOGY, INC., a Florida corporation

CHARLOTTE COMMUNITY RADIATION ONCOLOGY, INC., a Florida corporation

INTERHEALTH FACILITY TRANSPORT, INC., a Florida corporation

SARASOTA COUNTY ONCOLOGY, INC., a Florida corporation

COASTAL ONCOLOGY, INC., a California corporation

SANTA CRUZ RADIATION ONCOLOGY MANAGEMENT CORP., a California corporation

		By	/s/ L. Duane Choate
L. Duane Choate As President and Chief Executive Officer of each of the above entities and in such capacity, intending by this signature to legally bind each of the above entities

HOLDINGS:	ONCURE HOLDINGS, INC., a Delaware corporation

	By	/s/ L. Duane Choate
L. Duane Choate President and Chief Executive Officer

Signature Page to Amendment No. 2 Regarding Credit Agreement

ADMINISTRATIVE AGENT AND LENDER:	GENERAL ELECTRIC CAPITAL CORPORATION

	By:	/s/ Brent Shepherd
Brent Shepherd Duly Authorized Signatory

Signature Page to Amendment No. 2 Regarding Credit Agreement

LENDERS:	WELLS FARGO CAPITAL FINANCE, INC., (formerly known as Wells Fargo Foothill, Inc.), a California corporation

	By:	/s/ Deseriee R. Whitwer
Deseriee R. Whitwer Vice President

EXHIBIT A

See next page

EXHIBIT C
TO
CREDIT AGREEMENT

Form of Notice of Borrowing

GENERAL ELECTRIC CAPITAL CORPORATION
as Administrative Agent under the
Credit Agreement referred to below

                                    ,

Attention:

Re:                               Oncure Medical Corp. and its direct and indirect Subsidiaries (individually and collectively, the “Borrower”)

Reference is made to the Credit Agreement, dated as of May 13, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, OnCure Holdings, Inc., as one of the Guarantors, the Lenders and L/C Issuers party thereto and General Electric Capital Corporation, as administrative agent and collateral agent for such Lenders and L/C Issuers.  Capitalized terms used herein without definition are used as defined in the Credit Agreement.

The Borrower hereby gives you irrevocable notice, pursuant to Section 2.2 of the Credit Agreement of its request of a Borrowing (the “Proposed Borrowing”) under the Credit Agreement and, in that connection, sets forth the following information:

The date of the Proposed Borrowing is                     ,          (the “Funding Date”).

The aggregate principal amount of Revolving Loans is $                  , of which $                 consists of Base Rate Loans and $                 consists of Eurodollar Rate Loans having an initial Interest Period of               months.

The undersigned hereby certifies that the following statements are true on the date hereof, both before and after giving effect to the Proposed Borrowing and any other Loan to be made or Letter of Credit to be Issued on or before the Funding Date:

(i)            the representations and warranties set forth in Article 4 of the Credit Agreement and elsewhere in the Loan Documents are true and correct in all material respects as though made on and as of such Funding Date (or in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”) or, to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such date (or in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”);

(ii)           after giving effect to such Loan, the Consolidated Fixed Charge Coverage Ratio (recomputed for the last month for which financial statements are available) for Holdings is at least 1.00 to 1.00, as shown on the attached worksheet;

(iii)          after giving effect to the funding of such Loan, the Revolving Credit Outstandings and the outstanding principal amount of any other [“First Lien Obligations”] and [“First Lien Letter of Credit Obligations”] as such terms are defined in the Intercreditor Agreement, collectively, do not exceed the amount set forth in, and calculated in accordance with, clause (a) of the definition of [“Maximum First Lien Principal Amount”] in the Intercreditor Agreement; and

(iv)          no Default is continuing.

By:
Name:
Title: